                                                                    EXHIBIT 10.3


                FIRST RESTATED EMPLOYMENT AGREEMENT OF ROY ATLAS


        This First Restated Employment Agreement of Roy Atlas (this "Agreement") is made and entered into as of this 1st day of December 1997 by and between Camera Platforms International, Inc., a Delaware corporation (the "Company") and Roy Atlas ("Employee") with respect to the following facts:

        A. Company and Employee have previously entered into an Employment Agreement dated January 1, 1997, a copy of which is attached hereto as Exhibit "A".

        B. In recognition of Employee's faithful service to the Company, the parties wish to restate and amend Employee's contract in its entirety, with the result that this Agreement supercedes the previous agreement and any other agreements or understandings between the parties.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. SERVICES TO BE PERFORMED BY THE EMPLOYEE. The Employee shall provide to the Company such services of managerial and operational nature as the Board of Directors shall determine from time to time to be reasonably necessary or advisable and in the best interests of the Company in the course of its business. The Employee shall hold the title of President and Chief Operating Officer. The Employee agrees that, to the best of his ability and experience, he will, at all times, loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement. The Employee shall provide services hereunder on a full-time and exclusive basis, consisting of not less than 40 hours per week.

        2. OTHER ACTIVITIES. At all times during the term of this Agreement, the Employee may not engage or participate for his own account, whether directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, or in any other capacity in any business which is competitive with the Company or in any activities which detract from his duties hereunder.

        3. TERM OF THE AGREEMENT. Unless terminated earlier pursuant to the terms hereof, the term of this Agreement shall be four (4) years and one month beginning on January 1, 1998 and terminating on December 31, 2001. This Agreement shall automatically be extended for successive one (1) year periods beginning on the respective anniversary dates hereof, unless either party gives at least thirty (30) days written notice of their election not to renew this Agreement to the other party.

        In the event this Agreement is renewed, all covenants in this Agreement will remain in full force and effect, unless the parties agree to a written modification thereto.

        4. COMPENSATION. In consideration for the services to be performed by the Employee hereunder, the Employee shall receive an annual salary of one hundred thousand dollars ($100,000), payable in accordance with the Company's established payroll procedures, but not less often than monthly. The Board of Directors of the Company shall review the Employee's compensation on an annual basis and may increase the Employee's compensation based on the Employee's and the Company's performance.

        5. BONUSES. In addition to the compensation set forth in paragraph 4 above, the Employee shall be entitled to receive: (i) in the event that the Company's profits are $1,000,000 or more annually, a cash bonus equal to 2.5%, to a maximum of $300,000, of all profits of the Company or (ii) in the event that the Company's profits are less than $1,000,000 but equal to or greater than $500,000 annually, a cash bonus equal to 1.25% of such profits of the Company. For purposes of this paragraph, the term "Profits" shall mean annual net profits before taxes of the Company including its subsidiaries, as shown in the audited annual financial statement prepared by the Company's independent accountants, adding back any compensation paid to the Chairman, Chief Executive Officer, W/F Investment Corp. ("W/F"), Shotmaker Acquisition Corporation ("SAC") or any affiliates or shareholders holding 10% or more of the stock of W/F or SAC. Such bonuses shall be paid within 30 days following completion of the audited annual financial statement and acceptance thereof by the Board.

        6. BENEFITS. The Employee shall be entitled to receive such benefits as the Company may provide for its employees from time to time, including medical and dental insurance (for the Employee and his wife), paid vacation, sick pay and holiday pay, plus the following additional benefits:

               (a) Vacation. Three (3) weeks during the first year hereunder; four (4) weeks thereafter.

               (b) Automobile. The Company shall provide the Employee with a car allowance of $500 per month (to cover all automobile related expenses, including lease payments and repairs), with the exception of damage caused by the Company, which is to be reimbursed 100% by the Company. Insurance on the vehicle is to be covered under the Company's policy, with liability limits of $1,000,000 or more.

               (c) Disability Insurance. The Employee shall be entitled to coverage under any policy or policies of disability insurance which the Company provides for the benefit of the employees generally. The Employee understands that the disability insurance policy currently in effect provides for long-term disability benefits at 60 % of an employee's then current compensation, with maximum monthly benefits of $5,000.

               (d) Life Insurance. The Company shall maintain for the benefit of the Employee a whole life policy in the amount of five hundred thousand dollars ($500,000), provided that the cost of such policy shall not exceed $325 per month. The Company shall be named as the beneficiary of the policy but, in the event of the Employee's death during the term of his employment, the Company shall pay the $500,000 insurance proceeds to the Employee's estate and the Employee's estate shall relinquish to the Company any unexercised vested warrants and any common stock of the Company which it holds as a result of the Employee's having exercised any warrants within the twelve months prior to his death.

        7. REIMBURSEMENT OF BUSINESS EXPENSE. During the term of this Agreement, the Company shall reimburse the Employee for all ordinary and necessary business expenses incurred by him in connection with the Company's business. Authorization of the Board of Directors shall be required for any single expenditure of $1000 or more.

        8. WARRANTS. As additional compensation for entering into this transaction, the Company shall grant to the Employee, effective January 1, 1997, a warrant giving the Employee the right to purchase seven hundred thousand (700,000) shares of the common stock of the Company. The warrant shall contain customary anti-dilution protections. The warrant shall vest at the rate of one hundred forty thousand (140,000) shares per year of service under the Employment Agreement dated January 1, 1997 and this Agreement, and shall remain exercisable for a period of three (3) years from vesting, subject to the terms and conditions of this Agreement. If the Company should at anytime register its common stock, then the Employee shall have piggyback registration rights exercisable within thirty (30) days of notice. The Employee shall be entitled to customary indemnification in any registration. The exercise price of the warrant shall be $.125 per share, the price at which said shares are currently trading. If there is a change in control of the Company or SAC, all outstanding warrants shall fully vest immediately. In the event of death, all earned shares shall become fully vested in Employee's estate.

        9. TERMINATION. The Company shall have the right (but not the obligation) to terminate this Agreement at any time during the term hereof by written notice for the following causes:

               (a) Upon 20 days notice and right to cure, if cure is possible, for conduct which is detrimental to the Company's reputation, goodwill or business operations;

               (b) The Employee's death or disability, or such other condition as shall prevent the Employee from the performance of his duties hereunder for a period in excess of six months;

               (c) Upon 20 days notice and right to cure, if cure is possible, for gross neglect or breach of the Employee's duties or misconduct in discharging such duties and without notice and a right to cure for habitual neglect or breach of the Employee's duties and misconduct in discharging such duties;

               (d) Upon 20 days notice and right to cure, if cure is possible, for Employee's failure or refusal to comply with the directions of the Board of Directors, and without notice and a right to cure for habitual failure or refusal to comply with the directions of the Board of Directors.

               Upon termination for cause, payment of all unearned compensation shall cease immediately and any unvested warrants shall terminate immediately.

        10. BOARD OF DIRECTORS. The Company shall recommend and support the election of Employee to the Company's Board of Directors.

        11. INDEMNIFICATION. The Company shall save and hold harmless the Employee from and against any claim of liability or loss (including reasonable attorney's fees) arising as a result of the Employee's activities in the course of his services hereunder to the fullest extent permitted by law.

        12. CONFIDENTIALITY. The Employee shall, at no time, either during his employment or following the termination of his employment for any reason, use or disclose to any person, directly or indirectly, any business secret, customer list or other confidential information concerning the business or policies of the Company, except to the extent that such use or disclosure is (i) necessary to the performance of the Employee's duties hereunder, (ii) required by applicable law; (iii) authorized by the Company; or (iv) lawfully obtainable from other sources. Upon the termination of his employment, the Employee shall return to the Company all memoranda, notes and other documents in his possession that relate to the business secrets, customer lists and other confidential information of the Company.

        13. INTEGRATION. This Agreement is the entire agreement between the parties hereto with respect to the subject hereof and supersedes all prior agreements (including Exhibit "A") between the parties with respect to the matters expressly contained herein. Any waiver or modification of any provision of this Agreement shall only be effective if in writing and duly executed by all parties hereto.

        14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.

        15. NOTICES. Any communication, notice or demand a party may be required or may desire to give hereunder shall be in writing and delivered by personal service, telecopied (with oral confirmation of receipt from the office of the addressee) or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


        If to the Company:          Camera Platforms International, Inc.
                                    10909 Vanowen Street
                                    North Hollywood, California  91605
                                    Facsimile (818) 623-1710


        With a copy to:             Douglas B. Schwab, Esq.
                                    1900 Avenue of the Stars, Suite 2410
                                    Los Angeles, California  90067
                                    Facsimile (310) 552-0834


        If to the Employee:         Roy Atlas
                                    1420 North Alta Vista Boulevard, #310
                                    Los Angeles, California  90046
                                    Facsimile (213) 876-7917


        Any party may change its address or fax number for notice by written notice given to the other in the manner provided in this section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served or telecopied, if by personal service or telecopier, and on the date shown on the return receipt or other evidence of delivery if mailed.

        16. FURTHER ASSURANCES. The parties agree to execute such instructions and such other instruments and agree to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

        17. NO ASSIGNMENT. This Agreement is a personal services contract and may not be assigned by either party.

        18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        19. ARBITRATION. All controversies, claims or disputes between the Employee and the Company or any of its officers, directors or shareholders, including without limitation, contract, tort or other controversies, claims or disputes, shall be arbitrated in accordance with the California Employment Dispute Resolution rules of the American Arbitration Association. All arbitration proceedings shall be held in Los Angeles, California. The award of the arbitrators in any arbitration proceeding shall be final and may be enforced in any court of competent jurisdiction. The unsuccessful party to such arbitration proceeding shall pay to the successful party all costs and expenses, including without limitation, reasonable attorney's fees incurred therein by the successful party, all of which shall be included in and as part of the award or judgment rendered in such proceeding.

        20. SEVERABILITY. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part, for any reason, such provision shall be ineffective only to the extent of such illegality or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "COMPANY"

                                    CAMERA PLATFORMS INTERNATIONAL, INC.


                                    By: /s/ William O. Fleischman
                                       -----------------------------------
                                        William O. Fleischman
                                        Chairman of the Board



                                    "EMPLOYEE"


                                         /s/ Roy Atlas
                                        -----------------------------------
                                         Roy Atlas